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                                  EXHIBIT 99.1

                         REGISTRANT'S LETTER TO THE SEC

      In response to the SEC's issuance of Temporary Final Rule and Final Rule:
Requirements for Arthur Andersen LLP Auditing Clients, which was effective March 18, 2002, and in compliance with Temporary Note 3T we hereby include the following:


May 16, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

To Whom It May Concern:

Arthur Andersen LLP, as our independent public accountants, has represented to us that:

The audit of our financial statements for the year ended March 31, 2001 was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.


/s/ DREXLER TECHNOLOGY CORPORATION


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